Stan J.H. Lee, CPA
2160 North Central Rd. Suite 203 •  Fort Lee •  NJ 07024
Mailing address: P.O. Box 436402 •  San Ysidro •  CA •  92143-6402
619-623-7799 •  Fax 619-564-3408 •  stan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of August 9, 2010, on the reviewed consolidated financial statements of Environmental Credits, Ltd. as of June 30, 2010 and for the period then ended in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee
Stan J.H. Lee, CPA

August 9, 2010
Fort Lee, NJ 07024

Registered with the Public Company Accounting Oversight Board
Member of New Jersey Society of CPAs